Exhibit 99.1

Rocket Lab to Acquire Iridium in Historic Deal, Creating A Fully Vertically Integrated Space Powerhouse Primed for Growth

Unites Rocket Lab’s leading launch and satellite manufacturing capabilities with Iridium’s global network, spectrum, and experience to unlock critical space applications.

Adds material revenue scale and is significantly accretive to Rocket Lab’s cash flow generation and profitability.

Long Beach, California and Mclean, Virginia. 29 June 2026 – Rocket Lab Corporation (Nasdaq: RKLB) (“Rocket Lab”), a global leader in launch and space systems and Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”), a leading provider of global voice, data, and positioning, navigation, and timing (PNT) satellite services, today announced they have entered into a definitive agreement under which Rocket Lab will acquire Iridium. Rocket Lab will acquire all the outstanding shares of Iridium common stock for $54 per share in a cash and stock transaction. This represents an enterprise value for Iridium of approximately $8.0 billion.

The acquisition will be one of the most transformative deals in the space industry, joining together two innovative American companies to play a leading role in the U.S. space economy. It merges Rocket Lab’s leading launch capabilities and satellite manufacturing with Iridium’s global satellite communications network, spectrum, and 500-plus strong partner ecosystem to create a competitive, vertically-integrated space company that designs, builds, launches, and operates its own constellations, delivering critical communications capability to millions of users worldwide.

The transaction will give Rocket Lab an immediate foothold in space-based applications, including both proprietary and standards-based satellite Internet of Things (IoT) and direct-to-device (D2D), PNT, and critical safety-of-life services, creating a formidable challenger in the global telecom market. Rather than simply continuing the Iridium network, Rocket Lab will build upon it to scale into untapped markets and pioneer new space-based services to the benefit of global customers.

Iridium’s globally harmonized L-band spectrum and low Earth orbit (LEO) satellite network provide a secure, resilient foundation for reliable satellite communications and PNT services across government, defense, aviation, maritime, and commercial markets. Supporting more than 2.55 million active subscribers worldwide, Iridium delivers highly reliable, weather-resilient connectivity and an alternative PNT architecture for applications where Global Positioning Systema (GPS) and other Global Navigation Satellite Systema (GNSS) are degraded or unavailable. Combining Rocket Lab’s launch, spacecraft manufacturing, and space systems expertise with Iridium’s global network and L-band spectrum will accelerate innovation, positioning the combined company to support the development and deployment of Iridium’s next-generation constellation. This includes direct-to-device (D2D/Iridium NTN DirectSM) services, which will grow into an important new capability for U.S. national security and emergency response, helping to ensure reliable, resilient communications when and where they are needed most, particularly where traditional networks are unavailable or compromised.

“This is a defining moment for the space industry and the start of a new era of strategic, accelerated growth for Rocket Lab and Iridium,” said Sir Peter Beck, founder and CEO of Rocket Lab. “Iridium has built the gold standard in secure, safety critical global satellite connectivity. It is relied upon by maritime fleets, the aviation industry, governments, and heavy industrial organizations who operate in the most remote off-the-grid locations. By marrying Iridium’s deep heritage, trusted infrastructure, and highly sought-after spectrum with Rocket Lab’s extensive and proven launch and manufacturing capabilities, we have the capability to unlock entirely new markets. We will go far beyond maintaining a legacy; we are going to build upon it to pioneer next-generation space applications and deliver sought-after capabilities to existing and new customers.”

“As the worlds of space and terrestrial communications continue to converge, more critical services will depend on space-based capabilities,” said Matt Desch, CEO, Iridium. “Success will come from those who can bring new innovations to space quickly and sustain them over time as efficiently as possible. We’re excited about being able to accelerate the next generation of IoT, aviation, maritime, PNT, and national security capabilities, and pursue new innovative applications as part of Rocket Lab - a fully integrated, end-to-end space company. That’s an incredible opportunity for our customers, partners, employees, and stockholders.”

Transaction Highlights:

•	Strengthens Rocket Lab’s Strategic Vertical Integration: Creates an end-to-end space company spanning launch, spacecraft, spectrum, and on-orbit communications services through a proprietary network. Expected to eliminate third-party launch costs for constellation deployment and replenishment and captures launch margin internally while guaranteeing orbital access as launch capacity tightens, ensuring continuity of service to customers.
•	Unlocks Entry to Space Applications Market: Provides Rocket Lab with immediate access to a proven constellation of LEO satellites and an established global communications customer base, realizing the company’s long-term strategic vision to expand beyond launch services and spacecraft manufacturing into a vertically-integrated space applications company with recurring revenue from satellite services.
•	Provides Access to Globally-Coordinated Spectrum: Adds globally-coordinated L-band spectrum that enables reliable user communications.
•	Unifies Two Trusted Government Partners: The transaction combines two deeply trusted, long-standing defense partners, combining their specialized strengths to deliver highly resilient, next-generation capabilities directly to the warfighter across denied, degraded, and disadvantaged environments.

•	Accelerates Growth and New Market Opportunities: Positions the combined entity to deliver next-generation satellite communications, resilient PNT, and emerging defense and commercial space services.
•	Diversifies Financial Profile with Recurring Cash Flow Streams: In 2025, Iridium delivered $871.7M revenue[1], $495M OEBITDA[1] or 57% OEBITDA margin[1], providing substantial recurring cash flow to fund growth.

Transaction Details

Under the terms of the transaction, Iridium stockholders will receive $27.00 in cash and a number of shares of Rocket Lab common stock calculated pursuant to an exchange ratio (subject to a collar) for each share of Iridium common stock outstanding at the closing. The collar is banded from $67.50 to $112.50. The transaction has a notional value of $54.00 per share of Iridium common stock, implying an enterprise value for Iridium of approximately $8.0 billion.

Complete details on the calculation of the exchange ratio will be in the transaction agreement, which will be filed with the Securities and Exchange Commission.

The transaction is expected to be completed in mid-2027, subject to the satisfaction of customary closing conditions, including approval of Iridium stockholders and required regulatory approvals.

The transaction has been unanimously approved by the boards of directors of Iridium and Rocket Lab. Moreover, each director of Iridium holding shares of Iridium common stock has entered into a voting agreement to support the transaction.

As part of the transaction, Rocket Lab has received commitments for a $3.6 billion 364-day senior secured bridge term loan facility from Deutsche Bank and Wells Fargo. Rocket Lab intends to fund the cash component of the transaction through a combination of cash from its balance sheet and other debt and equity financing sources.

Advisors

Deutsche Bank Securities is serving as lead financial advisor and Wells Fargo and PJT Partners as financial advisors, Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal counsel, Goodwin Procter LLP as financing counsel and DLA Piper LLP as regulatory counsel to Rocket Lab. Evercore is serving as exclusive financial advisor, Davis Polk & Wardwell LLP is serving as legal counsel, Wilkinson Barker Knauer LLP is serving as regulatory counsel, and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Iridium.

1 Based on Iridium’s publicly reported 2025 results. Iridium Operational EBITDA, or OEBITDA, is defined as earnings before interest, income taxes, depreciation and amortization, gain (loss) on equity method investments, transaction related expenses, and share-based compensation expenses. Iridium Gross Margin has been calculated as Total revenue less Cost of services (exclusive of depreciation and amortization) and Cost of subscriber equipment, divided by Total revenue. For more information see Iridium’s Investor Relations webpage at www.iridium.com

Investor Presentation

An investor presentation discussing the transaction is hosted on Rocket Lab’s investor relations website at https://investors.rocketlabcorp.com/

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Contacts

Rocket Lab:

Media

Morgan Connaughton

media@rocketlabusa.com

Investor Relations

Patrick Vorenkamp

investors@rocketlabusa.com

Iridium:

Media

Jordan Hassin

Jordan.Hassin@Iridium.com

+1 (703) 287-7421

Investor Relations

Kenneth Levy

Ken.Levy@Iridium.com

+1 (703) 287-7570

About Rocket Lab

Rocket Lab is a leading space company that provides launch services, spacecraft, payloads and satellite components serving commercial, government, and national security markets. Rocket Lab’s Electron rocket is the world’s most frequently launched orbital small rocket; its HASTE rocket provides hypersonic test launch capability for the U.S. government and allied nations; and its Neutron launch vehicle in development will unlock medium launch for constellation deployment, national security and exploration missions. Rocket Lab’s spacecraft and satellite components have enabled more than 1,700 missions spanning commercial, defense and national security missions including GPS, constellations, and exploration missions to the Moon, Mars, and Venus. Rocket Lab is a publicly listed company on the Nasdaq stock exchange (RKLB). Learn more at www.rocketlabcorp.com.

About Iridium Communications Inc.

Iridium Communications Inc. (Nasdaq: IRDM) operates the world’s only truly global mobile satellite network, delivering reliable voice, data, and positioning, navigation, and timing (PNT) services anywhere on Earth. Iridium supports safety- and mission-critical operations for diverse markets such as aviation, maritime, government, emergency services, critical infrastructure, autonomous systems, and remote monitoring applications, where connectivity is essential.

Headquartered in McLean, Virginia, Iridium provides its products and services through an ecosystem of 500-plus partner companies around the world. For more information, visit www.iridium.com.

Additional Information and Where to Find It

This communication is being made in respect of a proposed transaction involving Rocket Lab Corporation (“Rocket Lab”) and Iridium Communications Inc. (“Iridium”). In connection with the proposed transaction, Rocket Lab will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes the proxy statement of Iridium that will also constitute a prospectus of Rocket Lab. When the proxy statement/prospectus is finalized, it will be sent to the stockholders of Iridium seeking their approval of certain transaction-related proposals. This communication is not a substitute for the proxy statement/prospectus or any other documents which Rocket Lab or Iridium may file with the SEC in connection with the proposed transaction.

Rocket Lab may not sell the common stock referenced in the proxy statement/prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. The preliminary proxy statement/prospectus and this communication are not offers to sell any securities, are not soliciting an offer to buy any securities in any state where the offer and sale is not permitted and are not a solicitation of any vote or approval.

ROCKET LAB AND IRIDIUM URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE RELATED PROXY STATEMENT/PROSPECTUS INCLUDED THEREIN AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available and filed) free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Rocket Lab (when they become available) may be obtained free of charge on Rocket Lab’s website at https://investors.rocketlabcorp.com/financial-information/sec-filings or by contacting Rocket Lab’s Investor Relations Department at investors@rocketlabusa.com. Copies of documents filed with the SEC by Iridium (when they become available) may be obtained free of charge on Iridium’s website at https://investor.iridium.com/sec-filings by contacting Iridium’s Investor Relations Department at investor.relations@iridium.com.

Participants in the Solicitation

Robert H. Niehaus, Louis M. Alterman, Thomas C. Canfield, Matthew J. Desch, Thomas J. Fitzpatrick, L. Anthony Frazier, Suzanne E. McBride, Eric T. Olson, Kay N. Sears, Monique S. Shivanandan and Jacqueline E. Yeaney, all of whom are members of Iridium’s board of directors, and Vincent J. O’Neill, Iridium’s chief financial officer, may be considered participants in Iridium’s solicitation. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents to be filed with the SEC in connection with the transaction. Additional information about such participants is available under the captions “Proposal 1 – Election of Directors,” “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” in Iridium’s definitive proxy statement in connection with its 2026 Annual Meeting of Stockholders (the “2026 Proxy Statement”), which was filed with the SEC on April 2, 2026 (which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001418819/000141881926000022/irdm-20260402.htm), as well as on Iridium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 12, 2026 (the “2025 10-K”) and certain of Iridium’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To the extent that holdings of Iridium’s securities have changed since the amounts printed in the 2026 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC (which are available at https://www.sec.gov/cgi-bin/own-disp?action=getissuer&CIK=0001418819). Information regarding Iridium’s transactions with related persons is set forth in the 2026 Proxy Statement under the caption “Transactions with Related Parties,” as well as on the 2025 10-K and certain of Iridium’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Certain illustrative information regarding the payments to that may be owed, and the circumstances in which they may be owed, by Iridium to its named executive officers in a change of control of Iridium is set forth in the 2026 Proxy Statement under the caption “Severance and Change in Control-Related Benefits,” as well as on the 2025 10-K and certain of Iridium’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Rocket Lab may also be deemed to be a participant in Iridium’s solicitation; information regarding Rocket Lab will be included in the proxy statement/prospectus and other relevant documents to be filed with the SEC in connection with the transaction. Copies of these documents may be obtained, free of charge, from the SEC or Iridium as described in the preceding paragraph.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on Rocket Lab’s and Iridium’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Rocket Lab and Iridium, all of which are subject to change. In this context, forward-looking statements often address expected future events, including future business and financial performance and financial condition. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, or at all, including obtaining stockholder and regulatory approvals and satisfying other conditions to the completion of the transaction; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including the receipt by Iridium of an unsolicited proposal from a third party; (iii) failure to realize the anticipated benefits of the proposed transaction on a timely basis or at all, including anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, the integration of the businesses of Rocket Lab and Iridium, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Rocket Lab’s and Iridium’s businesses; (iv) Rocket Lab’s and Iridium’s ability to implement their business strategies; (v) potential litigation relating to the proposed transaction that could be instituted against Rocket Lab, Iridium or their respective directors, managers, or officers, including the effects of any outcomes related thereto; (vi) the risk that disruptions from the proposed transaction will harm Rocket Lab’s or Iridium’s businesses, including current plans and operations, or will otherwise divert management time from ongoing business operations on transaction-related issues; (vii) the ability of Rocket Lab or Iridium to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) fluctuations in, and uncertainty as to the long-term value of, Rocket Lab or Iridium common stock (including as relating to the risk that any announcements related to the proposed transaction could have adverse effects on the market price of such stock); (x) legislative, regulatory and economic developments affecting Rocket Lab’s and Iridium’s businesses, including actions by government agencies and third parties; (xi) general economic and market developments and conditions, potential changes to international trade relations, geopolitical conflicts and effects from global pandemics, epidemics, or other public health crises; (xii) the evolving legal, regulatory and tax regimes under which Rocket Lab and Iridium operate; (xiii) restrictions during the pendency of the proposed transaction that may impact Rocket Lab’s or Iridium’s ability to pursue certain business opportunities or strategic transactions; (xiv) unexpected costs, charges or expenses resulting from the proposed transaction; (xv) risks that any debt or other financing anticipated in connection with the proposed transaction is not obtained or that such financing cannot be obtained on the anticipated timing or terms or unexpected costs or expenses in connection therewith; and (xvi) the other risks and uncertainties, as described in the periodic reports that Rocket Lab and Iridium file with the SEC. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction. Neither Rocket Lab nor Iridium assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Forward-looking statements included in this communication are made as of the date of this communication.